Exhibit 10.38

MARKER THERAPEUTICS, INC.

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is hereby made and entered into this 19th day of October, 2018 (“Effective Date”) by and between Marker Therapeutics, Inc., a Delaware corporation, having an address at 3200 Southwest Freeway, Suite 2240, Houston, Texas 77027 and its subsidiaries (“Marker” or the “Company”), and Ann Leen, having an address at 2727 Drexel Drive, Houston, Texas 77027 (“Consultant”). Marker and Consultant are referred to herein collectively as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, Marker is in need of consulting assistance in the area of a Chief Scientific Officer;

WHEREAS, Consultant has represented that Consultant is qualified to perform and possesses the knowledge to perform those certain services set forth in this Agreement; and

WHEREAS, Marker desires to engage Consultant as an independent contractor to perform those services set forth herein, and Consultant desires to accept such engagement.

NOW, THEREFORE, in consideration of the above recitals, which are incorporated herein as covenants, the mutual promises herein made and exchanged and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Engagement. Marker hereby engages Consultant as an independent contractor to perform consulting services set forth in this Agreement and in Schedule 1, Consulting Services, which is attached hereto and incorporated herein by reference (collectively, the “Services” or “Consulting Services”). Consultant hereby accepts such engagement under the terms set forth herein.

2.	Compensation. Marker shall pay Consultant pursuant to the terms of Schedule 2, Compensation, attached hereto. Consultant shall be entitled to reimbursement for reasonable expenses, including travel provided that Consultant submits itemized statements of such expenses in a form acceptable to the Company. All travel within the continental U.S. will be coach class unless otherwise authorized by an executive officer of the Company. Invoices are subject to review and approval by Marker and if approved, will be paid no later than 30 days after receipt.

3.	Stock Option Award. Upon execution of the Agreement, Marker will grant Consultant pursuant to the Company’s 2014 Omnibus Stock Ownership Plan, as amended options to acquire up to 500,000 shares of Marker’s common stock (the “Options”), in accordance with the terms provided the Stock Option Award Agreement attached as Exhibit A. The Options shall become vested upon the Consultant’s continued performance of Services under this Agreement for four years from the date of the grant of the Options with 125,000 shares of the Options vesting on the first anniversary of the date of grant and the remaining options vesting evenly over the following thirty six (36) months. The Options shall be exercisable at the closing price of Marker’s common stock as of the date of the grant of such Options.

4.	Term and Termination without Cause. The term of this Agreement shall be for twelve (12) months from the Effective Date and may be renewed by written agreement of the Parties (collectively the “Term”). Either Party may terminate this Agreement without cause by giving thirty (30) days notice providing written notice to the other Party, provided that this Agreement shall terminate automatically in the event of the death or disability of Consultant.

5.	Breach, Right to Cure, and Termination for Cause. In the event either Party breaches any provision of this Agreement, the non-breaching Party may provide written notice of such breach to the breaching Party and the breaching Party shall have seven (7) days from the date of notice to cure such breach. If such breach is not cured within seven (7) days from the date of notice, the non-breaching Party may, in addition to any other remedies it may have, immediately terminate this Agreement by providing written notice to the breaching Party.

6.	Consultant Status.

6.1	Independent Contractor. Consultant’s relationship with Marker shall be that of an independent contractor, and Consultant acknowledges and agrees that in performing all Services, Consultant is acting solely as an independent contractor and not as an employee or agent of Marker and will not by reason of this Agreement or by reason of her Consulting Services to the Company be entitled to participate in or to receive any benefit or right under any of the Company's employee benefit or welfare plans. Consultant shall not hold herself out to be an employee or agent of Marker and may use Marker’s name in her business only with prior written permission by Marker. Except as specifically authorized by the Company, Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

6.2	Taxes. Marker shall not be responsible to Consultant or to any governmental agency for the withholding of federal or state income, social security or other taxes which are customarily imposed upon the salaries of employees. Consultant acknowledges and agrees that as an independent contractor, Consultant is self-employed and that Consultant alone will be responsible for federal, state and local taxes, social security withholding, fees, assessments, self-employment taxes, and any other taxes on any compensation payable to Consultant by Marker under this Agreement (collectively the “Taxes”).

6.3	Best Efforts. It is recognized that Consultant is not obligated to devote all of her time, energy and skill to the business interests of Marker but, at the same time, Consultant: (i) shall refrain from any other activity (for herself or any other company) that would compete with or conflict with the activities of Marker related to the generation and/or commercialization of T cells targeting non-viral tumor-associated antigens and/or cancer testis antigens; (ii) shall not engage in any other endeavor which would unreasonably interfere with Consultant’s obligations under this Agreement; and (iii) shall devote such time as may be necessary for the performance of the Services. The Parties acknowledge that Consultant is employed by Baylor College of Medicine, a Texas non-profit corporation (“Baylor”) and Marker has an exclusive license agreement with Baylor (the “License Agreement”).

6.4	Non-Solicitation. During the Term of this Agreement and for a period of one (1) year subsequent to the termination or expiration of this Agreement, Consultant shall not, without the prior written consent of Marker, directly, indirectly, or through any other party solicit employees of Marker for employment by Consultant.

6.5	Non-Competition. During the Term of this Agreement and for a period of one (1) year subsequent to the termination or expiration of this Agreement, Consultant shall not, within the United States of America: (i) engage in any employment, business, or activity or provide services to any third party that is in any way competitive with the business or activities of Marker related to the generation and/or commercialization of T cells targeting non-viral tumor-associated antigens and/or cancer testis antigens, or (ii) assist any other person or organization in competing with Marker or engaging in competition with the business or activities of Marker related to the generation and/or commercialization of T cells targeting non-viral tumor-associated antigens and/or cancer testis antigens. For the avoidance of doubt business or activities related to the generation and/or commercialization of T cells targeting neo-epitopes are excluded from this agreement.

7.	Release and Indemnification. Consultant shall be solely liable for any loss or damage to any person or property caused by the actions or omissions of Consultant. Consultant hereby waives, releases, discharges and indemnifies Marker and its employees, directors, officers and agents and holds the same harmless from and against, and Consultant assumes full responsibility for: (i) any and all liabilities, costs, actions, demands or damages whatsoever, including attorneys’ costs and fees, with respect to or relating to any injury, sickness, harm or damage incurred by the Consultant that is related to this Agreement or the performance of the Services; (ii) injuries to persons, or damages to property, including theft, related to or resulting from Consultant’s acts or omissions; (iii) the payment of any Taxes, including any fines, interest or penalties associated, imposed or required with respect to this Agreement; and (iv) any liabilities, claims, and liens of Consultant.

8.	Confidential Information and Rights to Materials.

8.1	Definitions.

8.1.1	The term “Company Documentation” shall mean notes, memoranda, reports, lists, records, drawings, sketches, designs, specifications, software programs, books, files, forms, papers, accounts, data, documentation and other materials of any nature and in any form, whether written, printed or in digital format or otherwise, whether prepared or paid for by Consultant or anyone else relating to any matter related to the performance of the Services, the scope of the business of Marker, or Marker’s dealings or affairs.

8.1.2	The term “Confidential Information” shall mean any information concerning the organization, business or finances of Marker or of any third party which Marker is under an obligation to keep confidential that is maintained by Marker as confidential. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting patient or research participant lists, patient records, procedures, business plans and strategies, projects, plans, proposals, research and development, inventions, products, designs, market research data or analyses, technical information, marketing activities and procedures, methods, know-how, techniques, systems, processes, credit, financial and other data concerning Marker. For purposes of this Agreement, Confidential Information shall not include any information: (i) that is publicly available at the time of disclosure; (ii) that is or becomes generally known to the public through no fault of the Consultant; (iii) that is obtained without restriction from an independent source having a bona fide right to use and disclose such information, without restriction as to further use or disclosure; (iv) that Marker approves in advance in writing for unrestricted release; or (v) that is required to be disclosed by law, provided that written notice of the intent to disclose based on such reason is provided to Marker by Consultant seven (7) days prior to the scheduled date of disclosure.

8.1.3	The term “Proprietary Rights and Inventions” shall mean any and all rights and materials, including, but not limited to, patentable or non-patentable inventions, discoveries, concepts, ideas, techniques, methods (excluding published or standard methods dedicated to the public), apparatus, formulas, trademark and service mark rights, patent rights, trade secret rights and all other proprietary rights, as well as improvements thereof, generated by, made or conceived by, or arising out of the efforts of Consultant, either solely or jointly with others, whether patentable or not and whether or not reduced to practice, while: (i) acting in furtherance of this Agreement, which includes performing the Services; or (ii) utilizing Marker’s facilities, personnel or materials. Proprietary Rights and Inventions shall be deemed Confidential Information. The Consultant has informed Marker, in writing, of any and all inventions which he claims as her own or otherwise intends to exclude from this Agreement because it was developed by her prior to the Effective Date. The Consultant acknowledges that after execution of this Agreement he shall have no right to exclude any Proprietary Rights and Inventions from this Agreement. Consultant shall make and maintain adequate and current written records of all Proprietary Rights and Inventions, and shall disclose all Proprietary Rights and Inventions promptly, fully and in writing to the Company immediately upon development of the same and at any time upon request.

8.2	Nondisclosure. Consultant acknowledges that Marker’s Confidential Information is valuable, special and a unique asset of Marker, and that Consultant may, whether or not intentionally, gain access to and knowledge of the Confidential Information during Consultant’s performance under this Agreement. In light of the highly competitive nature of the industry in which Marker’s business is conducted, Consultant shall not reveal to any person or entity any Confidential Information, except as authorized by Marker in writing, and shall keep secret all matters entrusted to Consultant and shall not use or attempt to use any Confidential Information, except as may be required in the course of performing the Services under this Agreement, nor shall Consultant directly or indirectly use any Confidential Information in any manner that may injure or cause loss or may be calculated to injure or cause loss to Marker. The obligations of confidentiality and nonuse shall survive for ten (10) years from the expiration or termination of this Agreement, whichever occurs first. Furthermore, Consultant shall not make, use or permit to be used any Company Documentation otherwise than for the benefit of Marker, whether during the Term or after the termination or conclusion of this Agreement. All Company Documentation shall be and remain the sole and exclusive property of Marker. Immediately upon the termination or conclusion of this Agreement, Consultant shall immediately deliver all Company Documentation in her possession, and all copies thereof, to Marker.

8.3	Conveyance. Consultant hereby conveys, assigns, transfers and delivers to Marker, and agrees to convey, assign, transfer and deliver to Marker, all Proprietary Rights and Inventions, as well as Consultant’s right, title and interest in and to any Proprietary Rights and Inventions, if any. Consultant shall not, at any time or in any manner, challenge Marker’s ownership of such Proprietary Rights and Inventions. Consultant shall assist Marker or its representatives, at the expense of Marker, to obtain, maintain and enforce any United States and foreign letters patent for any Proprietary Rights and Inventions, that Marker may elect and shall execute, acknowledge and confirm in writing the complete ownership by Marker of the Proprietary Rights and Inventions, as requested by Marker from time to time. Consultant also agrees to execute an unconditional assignment to Marker of Consultant’s right, title and interest in the Proprietary Rights and Inventions. In the event that the above provisions requiring Consultant’s execution of an assignment to Marker is found invalid or void, Consultant agrees that Marker shall have a non-exclusive, royalty-free, perpetual license to make, use, sell or exploit such Proprietary Rights and Inventions. The Parties acknowledge the work Consultant performs for Baylor is subject to obligations Consultant has to Baylor, including as to work done at Baylor that would be part of the License Agreement.

8.4	Remedies. Consultant acknowledges and agrees that Marker’s remedy at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and the breach shall be per se deemed as causing irreparable harm to Marker. Therefore, in the event of a breach by Consultant of any of the provisions of Section 7, Consultant agrees that, in addition to any remedy at law available to Marker, including, but not limited to, monetary damages, Marker, without posting any bond, shall be entitled to obtain, and Consultant agrees not to oppose Marker’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available to Marker. Nothing in this Agreement shall be construed as prohibiting Marker from pursuing any other remedies available to it for such breach or threatened breach.

8.5	Consultants’ Third-Party Confidential Information. During the Term of this Agreement, Consultant will not improperly disclose to Marker or use in the conduct of the Services any proprietary or confidential information or trade secrets of any former employer or other third party to which Consultant owes a duty of confidentiality with respect to same, and that Consultant will not bring onto the premises of Marker any proprietary information belonging to a third party unless consented to in writing by such third party.

8.6	Return of property. The Consultant agrees that all originals and all copies of materials containing, representing, evidencing, recording, or constituting any Confidential Information, however and whenever produced (whether by the Consultant or others), shall be the sole property of the Company.

At any time upon request of the Company, the Consultant shall return promptly any and all Confidential Information, including customer or prospective customer lists, other customer or prospective customer information or related materials, computer programs, software, electronic data, specifications, drawings, blueprints, medical devices, samples, reproductions, sketches, notes, notebooks, memoranda, reports, records, proposals, business plans, or copies of them, other documents or materials, tools, equipment, or other property belonging to the Company or its customers which the Consultant may then possess or have under her control.

The Consultant further agrees that upon termination of her engagement she shall not take with her any documents or data in any form or of any description containing or pertaining to Confidential Information or any Inventions.

9.	Binding. This Agreement shall be binding upon the Parties and their respective successors and permitted assigns.

10.	Modification and Severability. This Agreement may not be modified orally. Modification to this Agreement may be made from time to time, provided that such modification is in writing, attached as an addendum to this Agreement and signed by both Parties. In the event any provision of this Agreement or any part thereof is held invalid or unenforceable, the validity and enforceability of the remaining portions of the Agreement shall not be affected.

11.	Notice. Any notice, demand, payment, or communication required, permitted, or desired to be given in relation to this Agreement shall be deemed effectively given when personally delivered; when received by overnight courier; or five (5) days after being deposited in the United States mail, and sent first class with postage prepaid thereon, certified and return receipt requested, addressed as follows:

Consultant:	Ann Leen
2727 Drexel Drive
Houston, Texas 77027

Marker:	Marker Therapeutics, Inc.
Attention: Chief Executive Officer
3200 Southwest Freeway, Suite 2240
Houston, Texas 77027

With a copy to:	Shumaker, Loop & Kendrick, LLP
Attention: Mark A. Catchur
101 E. Kennedy Boulevard
Suite 2800
Tampa, Florida 33602

12.	Survival. The provisions of Sections 6, 7, 8, and 14 shall survive termination or expiration of this Agreement.

13.	Force Majeure. In the event Consultant shall be delayed or hindered in or prevented from the performance of any act required hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials, failure of power or restrictive government or judicial orders or decrees, riots, insurrection, war, Acts of God, or any other reason or cause beyond Consultant's reasonable control, then performance of such act shall be excused for the reasonable period of such delay.

14.	Governing Law. This Agreement has been entered into in the State of Texas and shall be governed by, construed and interpreted in accordance with the laws of the State of Texas without reference to conflict of laws principles or statutory rules of arbitration included therein. Any dispute and proceeding under this Agreement shall be subject to the exclusive jurisdiction and venue of the state and federal courts located in Harris County, Texas, and the Parties hereby consent to the exclusive personal jurisdiction and venue of these courts.

15.	Non-Waiver. The failure of either Party to insist upon the strict performance of any term of this Agreement shall not constitute a waiver of such term or a waiver of the right to assert a breach thereof. No waiver of any breach shall alter or affect this Agreement, which shall continue in full force and effect until its expiration or termination.

16.	Enforcement. The prevailing Party shall be entitled to collect from the other Party all reasonable fees, costs and expenses including attorneys’ fees and costs incurred by the prevailing Party in connection with: (i) the enforcement of any available remedy for breach of this Agreement; or (ii) any dispute arising from or related to this Agreement or the relationship between the Parties.

17.	Entire Agreement. This Agreement constitutes the entire understanding between the Parties and contains all the understandings between the Parties with respect to the subject matter hereof; this Agreement supersedes any and all other understandings, either oral or written, between the Parties with respect to the subject matter hereto.

18.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly herein and shall not be assignable by operation of law or otherwise.

19.	Protected Health Information. In the event that the Consultant requests or needs protected health information as defined under the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") in order to perform the Services, then if permitted by law, Marker shall transfer the protected health information under a separate agreement (e.g. Business Associate Agreement).

20.	Marker Premises. Consultant will abide by all laws, rules and regulations that apply to the performance of the Services and, when on Marker’s premises, will comply with Marker’s policies, procedures and standards with respect to conduct of visitors as made known to Consultant.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

Marker Therapeutics, Inc.

By:	/s/Peter Hoang
Peter Hoang
Chief Executive Officer

/s/Ann Leen
Ann Leen

SCHEDULE 1

CONSULTING SERVICES

(a)               Scope. Company hereby retains Consultant, and Consultant hereby agrees to be retained by Company as its Chief Scientific Officer.

(b)               Duties. During the term of this Agreement, Consultant shall be reasonably available to Marker via e-mail, telephone or in person to Marker for consulting services as its Chief Scientific Officer and perform the duties typically assigned to the chief scientific officer of a similarly situated company in the Company’s industry. The Consultant shall also perform such other reasonable duties as may hereafter be requested of her by the Chief Executive Officer, consistent with the services and providing such further services to the Company as may reasonably be requested of her. Such consulting services as requested from time to time by Marker may include, but not be limited to, subject matter related to Marker’s technologies under development, ongoing clinical studies, scientific research and other activities that are within the scope of duties of a Chief Scientific Officer. The Consultant will report to the Chief Executive Officer of the Company, and carry out the decisions and otherwise abide by and enforce the rules and policies of the Company.

(c)               Performance and Time Commitment. The Consultant agrees to be available to render the Consulting Services as requested.

(d)               Professional Standards. The Consultant agrees to devote her best efforts to performing the Consulting Services. The Consultant shall comply with all rules, procedures and standards promulgated from time to time by the Company with regard to the Consultant's access to and use of the Company's property, information, equipment and facilities.

SCHEDULE 2

COMPENSATION

The Compensation payable to Consultant shall consist of the following:

1.	Annual Cash Consulting Fee. Marker will pay Consultant a base consulting fee of $350,000.00 in cash per year (“Base Consulting Fee”). The Consultant’s base consulting fee shall be paid in approximately equal bi-weekly installments in accordance with the Company’s customary payroll practices.

2.	Discretionary Cash Payment. For each calendar year during the term of this Agreement, Consultant shall be eligible to receive a discretionary cash payment of a maximum of 35% of Consultant’s Base Consulting Fee based on Consultant’s services and commitment to Marker, prorated for partial years, to be paid within a reasonable time after the end of the applicable fiscal year of the Company, but in no event later than five days after the completion of the audit for the prior year it being understood that the Board of Directors of Marker may in its discretion pay such bonus earlier.

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